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                                  Exhibit 10.4

                   AMENDMENT TO SALARY CONTINUATION AGREEMENT

     This Amendment to Salary Continuation Agreement (the "Amendment") is made this 27th day of December, 2005, by and among PeoplesBank, A Codorus Valley Company, a Pennsylvania banking institution (the "Bank"), and a wholly owned subsidiary of Codorus Valley Bancorp, Inc., a Pennsylvania business corporation (the "Corporation") and Harry R. Swift, an adult individual (the "Executive").

                                   WITNESSETH

     WHEREAS, the Bank and the Executive entered into a certain Salary Continuation Agreement effective the 1st day of October, 1998 (the "Salary Continuation Agreement"), which is attached hereto;

     WHEREAS, as a result of action by the Board of Directors, the Bank and the Executive desire to amend the Salary Continuation Agreement provisions regarding the definition of "Change in Control" and "Change in Control Benefits," which describes the payment of the Executive's benefit following a Change in Control, and certain other provisions of the Salary Continuation Agreement;

     WHEREAS, in recognition of the valued services provided by the Executive in the past to the Bank and the Corporation, the Bank desires to amend the Salary Continuation Agreement, as an incentive for the Executive to continue to provide such valued services in the future;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, for good and valuable consideration, and intending to be legally bound hereby, the Bank and the Executive agree as follows:

          1. The Amendment is incorporated into the Salary Continuation Agreement by the Bank, the Corporation and the Executive, in accordance with Article 7 of the Salary Continuation Agreement, entitled "Amendments and Termination."

          2. All terms set forth in the Amendment shall be defined and interpreted by the definitions, construction and intent of the Salary Continuation Agreement and shall have the same meaning as therein provided unless the context clearly requires a different meaning.

          3. Section 1.1.1 of the Salary Continuation Agreement is hereby amended by deleting the existing definition of "Change in Control" in its entirety and by adding a new definition of "Change in Control" as follows:

                    1.1.1 CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean: a Change in the


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               Ownership of the Corporation or the Bank, (as defined below), a
               Change in the Effective Control of the Corporation or the Bank (as defined below), or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation or the Bank, (as defined below).

               (a) Change in the Ownership of the Corporation or the Bank. A Change in the Ownership of the Corporation or the Bank occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Corporation or the Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a Change in the Ownership of the Corporation or the Bank. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation or the Bank acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes. A change in ownership of the Corporation or the Bank only occurs when there is a transfer or issuance of stock of the Corporation or the Bank and the stock remains outstanding after the transaction.

               (b) Change in Effective Control of the Corporation or the Bank. A Change in Effective Control of the Corporation or the Bank occurs only on the date that either:

                    (i) Any one person, or more than one person acting as a
               group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing 35 percent or more of the total voting power of the stock of the Corporation or the Bank; or

                    (ii) A majority of members of the Corporation's Board of
               Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board of Directors prior to the date of the appointment or election.

                    If any one person, or more than one person acting as a
               group, is considered to effectively control the Corporation or the Bank, the acquisition of additional control of the Corporation or the Bank by the


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               same person or persons is not considered to cause a Change in the
               Effective Control of the Corporation or the Bank.

               (c) Change in Ownership of a Substantial Portion of the Corporation's or the Bank's Assets. A Change in Ownership of a Substantial Portion of the Corporation's or the Bank's Assets occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation or the Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of assets of the Corporation or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

               There is no Change in Control under this Section 1.1.1 if there is a transfer of assets to an entity that is:

                    (i) A shareholder of the Corporation or the Bank
               (immediately before the asset transfer) in exchange for or with respect to its stock;

                    (ii) An entity, 50 percent or more of the total value or
               voting power of which is owned, directly or indirectly, by the Corporation or the Bank;

                    (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation or the Bank; or

                    (iv) An entity, at least 50 percent of the total value or
               voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.

               (d) For purposes of this Section 1.1.1, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation or the Bank at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.


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          4. Section 1.1.2 of the Salary Continuation Agreement is hereby amended by deleting the existing definition of "Date of Change of Control" in its entirety and by adding a new definition of "Date of Change of Control" as follows:

               1.1.2 "Date of Change of Control" means the date on which a "Change of Control" event occurs under Section 1.1.1.

          5. Section 1.1.4 of the Salary Continuation Agreement is hereby amended by deleting the existing definition of "Disability" in its entirety and by adding a new definition of "Disability" as follows:

               1.1.4 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period, provided that the definition of disability applied under such policy complies with the requirement of Section 1.409A-3(g)(4) of the Treasury regulations. If the Executive is not covered by such policy, Disability means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. As a condition to any benefit, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

          6. Section 2.4 of the Salary Continuation Agreement is hereby amended to add a new subsection 2.4.4 "Excise Tax Matters" as follows:

               2.4.4 Excise Tax Matters.

               In the event that the amounts and benefits payable under this
          Section 2.4, when added to other amounts and benefits which may become payable to the Executive by the Corporation and/or Bank, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation and the Bank shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subparagraph shall be made by the Corporation's independent certified public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the


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          Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provision of this subparagraph are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

          7. Article 2 of the Salary Continuation Agreement is hereby amended by adding a new Section 2.5 to read as follows:

               2.5 Key Employee. Notwithstanding anything in this Article to the contrary, in the event Executive is determined to be a Key Employee, as that term is defined in Section 409A of the Code and the regulations promulgated thereunder, payments to the Executive under
          Section 2.1 or 2.2 of this Agreement shall begin not earlier than the first day of the seventh month following termination of employment. For purposes of the foregoing, the date upon which a determination is made as to the Key Employee status of the Executive, the Indemnification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

          8. Article 5 of the Salary Continuation Agreement is hereby amended by adding a new Section 5.3.4 to read as follows:

               5.3.4 Termination Following Change of Control. Notwithstanding the foregoing, it is the intention of the parties that the restrictions set forth in Sections 5.3.1(i). (ii), (iii) and (iv) shall not apply in the event Executive's employment terminates following a Change of Control, as defined in the Agreement.

          9. Article 8 of the Salary Continuation Agreement is hereby amended by adding a new Section 8.12 to read as follows:

               8.12 RABBI TRUST. The Corporation is establishing contemporaneously herewith a rabbi trust (the "Trust"), to which it is contributing an initial corpus of $100. In the event of a change of control as defined herein, the Corporation shall, in accordance with the terms of the Trust, contribute thereto the amount described in
          Section 1(e) thereof. Thereafter, amounts payable hereunder shall be paid first from the assets of such Trust and the income thereon. To the extent that the assets of the Trust and the income thereon are insufficient, the Corporation or any successor of the Corporation shall pay Executive the amount due hereunder.


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          10. In all other respects, the Salary Continuation Agreement, as amended above, is hereby ratified and confirmed by the Bank, the Corporation and the Executive All other provisions of the Salary Continuation Agreement shall remain in full force and effect as amended hereby.

     IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed the amendment as of the date, month and year first above written.

ATTEST:                                 PEOPLESBANK, A CODORUS VALLEY COMPANY


/s/ Barbara J. Myers                    By: /s/ Rodney L. Krebs
-------------------------------------       ------------------------------------
Secretary                                   Chairman of the Board


WITNESS:


/s/ Natalie L. Thompson                 /s/ Harry R. Swift
-------------------------------------   ----------------------------------------
                                        Harry R. Swift


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